Registration No. 333-164401

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

rue21, inc.

(Exact name of registrant as specified in its charter)

Delaware	25-1311645
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Commonwealth Drive

Warrendale, Pennsylvania 15086

(724) 776-9780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

rue21, inc. Amended and Restated 2003 Ownership Incentive Plan

rue21, inc. 2009 Omnibus Incentive Plan

(Full Title of the Plans)

Keith A. McDonough

Senior Vice President and Chief Financial Officer

rue21, inc.

800 Commonwealth Drive

Warrendale, Pennsylvania 15086

(724) 776-9780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2, filed by rue21, inc., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-164401 filed by the Registrant with the Securities and Exchange Commission on January 19, 2010, registering 4,754,880 shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant relating to the rue21, inc. Amended and Restated 2003 Ownership Incentive Plan and the rue21, inc. 2009 Omnibus Incentive Plan (the “Registration Statement”) (note that the preceding share number listed does not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of October 10, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of May 23, 2013, by and among Rhodes Holdco, Inc., a Delaware corporation (“Parent”), Rhodes Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation. In connection with the Merger, all issued and outstanding Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrendale, State of Pennsylvania, on the 15th day of October, 2013.

rue21, inc.

By:	/s/ Robert N. Fisch
	Name:	Robert N. Fisch
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement on Form S-8 has been signed by the following persons in the capacities indicated on October 15, 2013.

Name	Title

/s/ Robert N. Fisch Robert N. Fisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Keith A. McDonough Keith A. McDonough	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Robert N. Fisch Robert N. Fisch	Director

/s/ Stacy Siegal Stacy Siegal	Director